Exhibit (h)(17)

CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT

Agreement effective as of the 2nd day of February 2011 by and between the Turner Funds, a Massachusetts business trust (the “Trust”) and Turner Investment Partners, Inc., a Pennsylvania corporation (“TIP”).

TIP hereby agrees to limit the net total operating expenses at the levels indicated through February 2, 2012 for the Turner Titan Fund:

Turner Titan Fund:	Net Total Operating Expenses

Institutional Class	1.95%
Investor Class	2.20%
Class C	2.95%

This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS		TURNER INVESTMENT PARTNERS, INC.

By:	/s/ Thomas R. Trala	By:	/s/ Brian F. McNally
	Signature		Signature
Name:	Thomas R. Trala	Name:	Brian F. McNally
	Printed		Printed
Title:	President and Chief Executive Officer	Title:	General Counsel and Chief
Compliance Officer - Principal